EXHIBIT 99.1

Edge Petroleum Corporation Announces New Borrowing Base With Strong Financial Condition and Interim Summary of Operations

HOUSTON, Dec. 10, 2007 (PRIME NEWSWIRE) -- Edge Petroleum Corporation (Nasdaq:EPEX) (Nasdaq:EPEXP), in an effort to provide timely information to enable analysts and investors to stay better informed about factors impacting our business, is releasing selected financial and operating information. Edge reported today that its bank group recently completed the semi-annual re-determination of the allowable borrowing base under its revolving credit facility which matures in 2011. A new borrowing base of $300 million was established. Currently, Edge has $255 million outstanding under its revolver, leaving $45 million of unused capacity. Our debt to capital ratio at September 30, 2007 was a moderate 35.3%.

Michael G. Long, Edge's Executive Vice President and Chief Financial Officer reported, "Our financial condition remains strong with substantial unused borrowing capacity, full compliance with all covenants and strong cash flow. The re-determination of our borrowing base came in as we expected and will next be evaluated in April of 2008. So far this quarter, we have logged a total of eight wells, two of which are now on production with the remaining six currently undergoing various stages of completion. We currently have five rigs running and would expect to spud an additional two wells by year-end. We have hedges in place covering in excess of half of our anticipated gas production for 2008 with floors of $7.50 per MMbtu. We are in the preliminary stages of preparing our capital budgets and forecasts for 2008, but would expect to put forth a plan that lives well within our expected cash flow enabling us to improve our financial flexibility and which has a balanced drilling program that emphasizes our core areas in south Texas, with only a modest exposure to higher risk exploratory activity. As we move forward with our 2008 planning process, we continue to work closely with our Board of Directors in our overall strategic planning and review process."

Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins in the United States. Edge stock is listed on the NASDAQ Global Select Market under the symbols "EPEX" and "EPEXP".

Statements regarding expected 2008 capital program and cash flow, future borrowing capacity, strong financial condition and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation, effects and risks of acquisitions, and the ability of the company to meet its stated business goals.

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CONTACT:  Edge Petroleum Corporation
          Michael G. Long, Chief Financial Officer
          (713) 654-8960